                                  SUBSIDIARIES


                                PERCENTAGE
                                OWNED BY        STATE OF
NAME                            COMPANY         INCORPORATION
----                            ----------      -------------
Financial Pacific
Insurance Agency                100%            California

Financial Pacific
Insurance Company               100%            California

Financial Pacific
Technology, Inc.                100%            California